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                      [LETTERHEAD OF ARTHUR ANDERSON LLP]

                          INDEPENDENT AUDITORS REPORT

The Stockholder
To New South Federal Savings Bank:

We have examined managements assertion about NEW SOUTH FEDERAL SAVINGS BANKS compliance with the minimum servicing standards identified in the Mortgage Bankers Association of Americas Uniform Single Attestation Program for Mortgage Bankers (USAP) and that New South Federal Savings Bank had in effect a fidelity bond and an errors and omissions policy in the amounts of $7,000,000 and $7,000,000, respectively, as of and for the year ended December 31, 2001, included in the accompanying managements compliance assertion. Management is responsible for New South Federal Savings Banks compliance with those minimum servicing standards and for maintaining a fidelity bond and an errors and omissions policy. Our responsibility is to express an opinion on managements assertion based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about New South Federal Savings Banks compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on New South Federal Savings Banks compliance with the minimum servicing standards.

In our opinion, managements assertion that New South Federal Savings Bank complied with the aforementioned minimum servicing standards and that New South Federal Savings Bank had in effect a fidelity bond and an errors and omissions policy in the amounts of $7,000,000 and $7,000,000 respectively, as of and for the year ended December 31, 2001, is fairly stated, in all material respects.

/s/ Arthur Anderson LLP
-----------------------
Arthur Anderson LLP

Birmingham, Alabama
February 26, 2002




		      NEW SOUTH FEDERAL SAVINGS BANK
		SCHEDULE I OF FINDINGS AND AUDIT RESOLUTION
			AS OF DECEMBER 31, 2001

Matter 1:

The Company is required to perform reconciliations on a monthly basis for all custodial bank accounts and related bank-clearing accounts. Furthermore, the USAP minimum servicing standards required that these reconciliations be performed within 45 days, be mathematically accurate, be reviewed and approved by someone other than the preparer and shall document any explanations for reconciling items, which shall be resolved within 90 calendar days of their original identification. Testing during the current year revealed 5 of 252 custodial reconciliations were mathematically inaccurate, 11 of 252 custodial reconciliations due were not prepared within 45 days of the related account cutoff, 26 of 252 custodial reconciliations were not reviewed by an employee who was independent of the related reconcilement preparation, and 22 of 252 custodial reconciliations had aged reconciling items over 90 days and or included unidentified reconciling items.

Management Corrective Action:

As a result of resource constraints, the Company got behind in reconciling and clearing reconciling items. During the forth quarter, management increased internal and external resources allocated to investor accounting and the reconciliation process. Management is committed to performing all reconciliations within 45 days and clearing reconciling within 90 days, as required. In addition, the Company has reorganized responsibilities within the department to strengthen controls over the investor accounting department. Management will reiterate to all employees and supervisors the importance of the independent review process and clerical accuracy of reconciliations.

Matter 2

The Company is required to pay or credit interest on escrow accounts to mortgagors in accordance with the applicable state laws. Testing during the year revealed 1 of 10 mortgagors was not correctly paid or credited in accordance with the applicable state laws.

Management Corrective Action

The state involved in this exception was properly setup as having interest due on escrow accounts; however, the appropriate field for the individual escrow account was not properly entered into the servicing system. Management has corrected the servicing system information for the mistake on this account and will calculate and credit the borrowers account for interest due.